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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
HOSPIRA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hospira issued the following press release on April 1, 2005:

news release	[HOSPIRA LOGO]
For Immediate Release
Media Stacey Eisen 224-212-2276
Financial Community Lynn McHugh 224-212-2363

HOSPIRA NOMINATES JUDITH C. PELHAM,
FORMER TRINITY HEALTH CEO, FOR ELECTION TO BOARD

        LAKE FOREST, Ill., April 1, 2005—Hospira, Inc. (NYSE: HSP), one of the largest hospital products manufacturers in the United States, said today that its board of directors has nominated Judith C. "Judy" Pelham for election to the board at its 2005 Annual Meeting of Shareholders on May 9.

        Pelham, 59, served as president and chief executive officer (CEO) of Trinity Health, based in Novi, Mich., from its creation in 2000 until her retirement in 2004. Trinity Health, the fourth-largest Catholic healthcare system in the United States, is a $5.4 billion organization consisting of 45 hospitals and more than 400 outpatient facilities, long-term care facilities, home health offices and hospices operating in seven states.

        "Judy Pelham has an absolutely outstanding record of achievement in the healthcare industry, and we are delighted she has agreed to stand for election to our board," said David A. Jones, chairman, Hospira.

        "Throughout her career, Judy has worked to improve healthcare quality and safety, making her a perfect fit with Hospira, which is focused on developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. Her insight and experience make her an excellent addition to the Hospira board," Jones said.

        Pelham became president and CEO of Trinity Health when it was created in 2000 through the merger of the Holy Cross Health System and Mercy Health Services. She was president and CEO of Mercy Health Services from 1993 until the merger, and president and CEO of Daughters of Charity Health Services of Austin, Texas, from 1982 to 1992.

        In 2004, Trinity Health received the National Quality Health Care Award from the National Committee for Quality Health Care; and Trinity Health's health maintenance organization (HMO), Care Choices, was named among the top five HMOs for clinical quality, out of 68 health plans in its region, by the National Council on Quality Assurance. Also in 2004, Pelham received the CEO Information Technology Achievement Award from the Healthcare Information and Management Systems Society (HIMSS) and Modern Healthcare magazine, acknowledging her accomplishments in establishing Trinity as a leader in the implementation of healthcare technology.

        Pelham currently serves on the boards of Amgen Inc. and the Healthcare Research and Development Institute (HRDI). She is one of three nominees for three-year terms on Hospira's board of directors included in the proxy statement for Hospira's 2005 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission today. The other nominees, both of whom are current members of the board, are Irving W. Bailey, II, senior advisor for Chrysalis Ventures, LLC, a private equity management firm; and Jacque J. Sokolov, M.D., chairman and senior partner of Sokolov, Sokolov, Burgess, a national healthcare management consulting, project development and investment firm.

        -MORE-

About Hospira

        Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. Created from the core global hospital products business of Abbott Laboratories in April 2004, Hospira is a new company with 70 years of service to the hospital industry. The company's portfolio includes: one of the industry's broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals in hospitals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered in Lake Forest, Ill., north of Chicago, Hospira has approximately 14,000 employees and 15 manufacturing facilities worldwide. Hospira's news releases and other information can be found at www.hospira.com.

Private Securities Litigation Reform Act of 1995—
A Caution Concerning Forward-Looking Statements

        Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Hospira's operations and may cause actual results to be materially different from expectations include the risks and uncertainties set forth under the heading "Item 1 Business—Risk Factors" in Hospira's Annual Report on Form 10-K for the year ended Dec. 31, 2004, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Notice to Hospira Shareholders

        The election of directors will be a proposal to be voted upon at Hospira's 2005 Annual Meeting of Shareholders on May 9, 2005. Hospira's shareholders should carefully review the proxy statement relating to the 2005 Annual Meeting for important information regarding the proposal. The proxy statement is being mailed to shareholders of record as of March 11, 2005, and is available on the Investor Relations section of Hospira's Web site at www.hospira.com and on the Web site of the Securities and Exchange Commission at www.sec.gov.

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HOSPIRA NOMINATES JUDITH C. PELHAM, FORMER TRINITY HEALTH CEO, FOR ELECTION TO BOARD